Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Centennial Resource Development, Inc. (the “Registration Statement”) of our report, dated October 16, 2014, to the combined interests of Celero Energy Company, LP and Centennial Resource Production, LLC, with respect to estimates of oil and gas reserves and future revenue thereof, as of September 30, 2014, and the information contained therein. We hereby further consent to all references to our firm and such report included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

November 6, 2014